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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 12, 2022

Oncternal Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50549	62-1715807
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12230 El Camino Real Suite 230 San Diego, CA 92130 (858) 434-1113

(Address and zip code; telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ONCT	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On December 10, 2022, Oncternal Therapeutics, Inc. (“Oncternal”) disclosed updated interim clinical data from its ongoing Phase 1/2 Study CIRM-0001 evaluating zilovertamab, an investigational anti-ROR1 monoclonal antibody, in combination with ibrutinib in patients with mantle cell lymphoma (“MCL”), chronic lymphocytic leukemia (“CLL”) and in a recently opened cohort for patients with marginal zone lymphoma. The updated interim data was presented at the American Society of Hematology (ASH) 2022 Annual Meeting.

As of the October 11, 2022 data cut-off date, 28 of the 33 patients with relapsed/refractory MCL enrolled in the dose-finding and dose-expansion cohorts of Study CIRM-0001 were evaluable for efficacy. These patients had high-risk factors and were heavily pre-treated at study entry, 52% with a high Ki-67 proliferative index (≥30%) (“High Ki-67 Patients”), 47% with p53 mutations or deletions in chromosome 17p (“P53/del(17p) Patients”), and 46% with intermediate/high simplified MCL international (sMIPI) prognostic score. The objective response rate (“ORR”) was 89% (25 of 28 evaluable patients), including recently enrolled patients. The complete response (“CR”) rate was 43% (12 of 28 evaluable patients) at 26 months as compared to 18% (5 of 28 evaluable patients) at three months. Historical data published for single agent ibrutinib for 370 patients with relapsed/refractory MCL from three clinical trials showed an ORR of 66%, CR rate of 20% and median progression-free survival (“PFS”) of 12.8 months (Rule 2017, British Journal of Haematology). The partial response (“PR”) rate was 46% (13 of 28 evaluable patients), and the stable disease (“SD”) rate was 4% (1 of 28 evaluable patients). The total clinical best benefit rate (CR, PR and SD) was 93%. Median progression-free survival has not been reached after a median follow-up of 19.5 months (95% confidence interval 19.4 - 28.5 months), regardless of the number of prior systemic therapies. Median PFS was also favorable in patients with high-risk features associated with difficult-to-treat disease. The median PFS has not been reached in P53/del17p Patients (95% confidence interval 2.85 months - not estimable). Historical data for single agent ibrutinib in 20 patients with p53 mutation showed a median PFS of 4.0 months (Rule 2019, Haematologica). Median PFS was 33.2 months for High Ki-67 Patients (95% confidence interval 2.85 months - not estimable). Median PFS in patients with more than one systemic prior therapy has not been reached (95% confidence interval 4.33 months - not estimable).

As of the October 11, 2022 data cut-off date, all 34 patients with CLL enrolled in the dose-finding and dose-confirming cohorts of this clinical trial were evaluable for efficacy. Landmark PFS was 100% at 42 months in relapsed/refractory CLL P53/del(17p) Patients treated with the combination of zilovertamab plus ibrutinib. The most recent data update from the ALPINE study in P53/del(17p) Patients showed a landmark PFS of 77.6% at 24 months for zanubrutinib monotherapy and 55.7% at 24 months for ibrutinib monotherapy (Brown 2022, ASH). Landmark PFS was 95% at 24 months in all patients with relapsed/refractory CLL treated with the combination of zilovertamab plus ibrutinib. The most recent data update from the ALPINE study in relapsed/refractory CLL patients showed a landmark PFS at 24 months of 79.5% for zanubrutinib and 67.3% for ibrutinib monotherapy (Brown 2022, ASH). Median overall survival was not reached at 40 months for relapsed/refractory CLL P53/del(17p) Patients.

Thirty-one patients with CLL have also been enrolled in the randomized efficacy cohort of the clinical trial, of which 23 were evaluable for efficacy. Data on this cohort are maturing, and median PFS had not been reached as of the October 11, 2022 cut-off date after following for 29 months.

The combination of zilovertamab plus ibrutinib has been well tolerated as of the October 11, 2022 cut-off date, with treatment emergent adverse events consistent with or slightly improved compared to ibrutinib alone. There have been no dose-limiting toxicities and no serious adverse events attributed to zilovertamab alone. Atrial fibrillation was observed in only 9.4% of patients and febrile neutropenia in 1.2% of patients.

Oncternal has not conducted head-to-head studies of zilovertamab in combination with ibrutinib compared to ibrutinib monotherapy and data from separate studies may not be directly comparable due to the differences in study protocols, conditions, and patient populations. Accordingly, cross-trial comparisons may not be reliable predictors of the relative safety or efficacy of zilovertamab in combination with ibrutinib compared to ibrutinib monotherapy. In addition, interim results of a clinical trial may not be predictive of final results, and one or more of the clinical outcomes may materially change as data matures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncternal Therapeutics, Inc.

Date: December 12, 2022	By:	/s/ Richard G. Vincent
Name: Richard G. Vincent
Title: Chief Financial Officer